EXHIBIT 99.1

DARLING INTERNATIONAL INC. ANNOUNCES
FIRST QUARTER 2007 RESULTS

Irving, Texas , May 10, 2007: Darling International Inc. (AMEX: DAR) today reported sales and results of operations for the first quarter ended March 31, 2007.

For the first quarter of 2007, the Company reported net sales of $138.6 million as compared to $76.4 million for the first quarter of 2006. Increases in sales from the Company’s acquisition of substantially all of the assets of National By-Products, LLC on May 15, 2006, accounted for the majority of the $62.2 million increase.

Net income for the first quarter of 2007 increased to $9.6 million, or $0.12 per share, as compared to $0.4 million, or $0.01 per share, for the 2006 comparable period. The $9.2 million increase in net income for the first quarter resulted primarily from: (i) improved prices for finished products; (ii) the substantial completion of the integration of National By-Products and achievement of resulting synergies; (iii) increased raw material volume, and (iv) $2.2 million gain on the closing of a transaction for sale of a judgment against a service provider.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “Darling’s strong first quarter results can be attributed to higher finished product prices, an increase in raw material tonnage and benefits from the integration of National By-Products. With a strong balance sheet and a management team committed to growing and improving our earnings stream, we have significant momentum going forward into 2007.”

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Darling International will host a conference call to discuss the Company's first quarter 2007 financial results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, May 11, 2007. To listen to the conference call, participants calling from within North America should dial 888-868-9079; international participants should dial 973-935-8510. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until May 25, 2007 by dialing 877-519-4471, or 973-341-3080 outside of North America. The access code for the replay is 8763614. The conference call will also be archived on the company's website for seven days.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended March 31, 2007 and April 1, 2006
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006	$ Change Favorable (Unfavorable )
Net sales	$138,612	$76,400	$62,212
Costs and expenses:
Cost of sales and operating expenses	103,244	60,681	(42,563)
Selling, general and administrative expenses	12,581	9,687	(2,894)
Depreciation and amortization	5,744	4,133	(1,611)
Total costs and expenses	121,569	74,501	(47,068)
Operating income	17,043	1,899	15,144
Other income/(expense):
Interest expense	(1,633)	(1,542)	(91)
Other, net	(429)	231	(660)
Total other income/(expense)	(2,062)	(1,311)	(751)
Income from operations before income taxes	14,981	588	14,393
Income taxes	5,401	222	(5,179)
Net income	$9,580	$366	$9,214
Basic income per share	$0.12	$0.01	$0.11
Diluted income per share	$0.12	$0.01	$0.11

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300